Exhibit 99.2

ELECTRIC AQUAGENICS AND AQUASAFE ENVIRO RECOVERY TO DELIVER BREAKTHROUGH IN MOLD REMEDIATION

LINDON, Utah, September 18, 2003 – Electric Aquagenics Unlimited, Inc. (EAU) today announced that it has entered into an agreement with Aquasafe Enviro Recovery, Inc. (AER), Lindon, Utah, which will allow AER to market a specialized water generator to the mold and sewer remediation industry under an exclusive licensing arrangement.

In a joint effort, AER and EAU have developed and filed a utility patent application to apply EAU’s Primacide A fluid to mold contaminated surfaces as a highly advanced alternative to the toxic and dangerous biochemicals now being used to remediate a growing mold problem nationwide. From normal tap water, EAU’s unique technology creates a high-level disinfectant that kills molds and breaks down the mycotoxins associated with molds, while having zero toxicity to humans, animals or the environment.

Mr. Gaylord Karren, President and CEO of EAU, and Mr. Chad Morris, General Manager of AER made the announcement. “The proliferation and use of toxic and expensive bio-chemicals over the past several decades has been a major contributor to the evolution of the ‘superbug’ that has become resistant to these overused and toxic pharmaceuticals,” said Mr. Karren.

“We just recently responded to a mold contaminated home in southern California for a large national service franchise,” said Mr. Morris, “and reduced the mold count in one room alone from 42,500 to 227 … by comparison, the air outside had a count of over 900. Yet the fluid we were using to kill the mold can be taken internally without any adverse effects. We are excited to get this technology to the consuming public through sub-licensing to current operators of these services nationwide.”

Mr. Morris went on to say that AER views this technology as a real solution for the insurance industry, which is suffering from a high frequency of unwarranted and extremely costly claims associated with mold remediation and the toxic removal processes and chemicals used, which are often more invasive and dangerous than the mold itself.

About EAU

Electric Aquagenics Unlimited, Inc. (EAU) is a supplier of technologies with numerous applications targeting a wide array of industries. The company’s water-based and completely non-toxic products and services will replace many of the traditional methods and products now being used for cleaning, disinfecting, hydrating and moisturizing.

EAU has solutions for existing bacteria, virus and mold proliferation threats. EAU has documented test results in the food processing, mold remediation and carpet cleaning industries demonstrating unprecedented pathogen killing effectiveness. For more information, visit www.electricaquagenics.com, or contact Investor Relations at 801-443-1031.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. Factors that might affect actual outcomes include, but are not limited to, the ability of the company to raise sufficient working capital to carry out its business plans, the long term efficacy of the company’s products, the ability of the company to protect its intellectual property, general economic conditions, possible decrease in demand of the company’s products or services, and increased competition. For a more detailed discussion of these and associated risks, see the company’s most recent documents filed with the U.S. Securities and Exchange Commission.